UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Trex Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 20, 2006

To our stockholders:

Notice is hereby given that the 2006 annual meeting of stockholders of Trex Company, Inc. will be held at Hampton Inn, 1204 Berryville Avenue, Winchester, Virginia, on Thursday, April 20, 2006, at 9:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to elect three directors of Trex Company;

2.	to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2006 fiscal year; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 7, 2006 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the enclosed proxy card in the self-addressed envelope that we have included for your convenience. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Lynn E. MacDonald

Secretary

Dated: March 23, 2006

TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

Annual Meeting of Stockholders

April 20, 2006

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Trex Company, Inc. for use at Trex Company’s 2006 annual meeting of stockholders to be held at Hampton Inn, 1204 Berryville Avenue, Winchester, Virginia, on Thursday, April 20, 2006, at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Trex Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of Trex Company may solicit proxies by personal interview, telephone, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Trex Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. Trex Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed proxy card are first being mailed to Trex Company’s stockholders on or about March 23, 2006.

Voting and Revocability of Proxies

A proxy for use at the annual meeting and a return postage-paid envelope are enclosed. Stockholders may also vote their shares through the Internet or by telephone by following the instructions provided on the enclosed proxy card.

Shares of Trex Company’s common stock represented by a properly executed proxy, if the proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted FOR approval of each proposal listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A vote through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the annual meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to Trex Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

Voting Procedure

All holders of record of the common stock at the close of business on March 7, 2006 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of March 7, 2006, there were 14,909,229 shares of common stock outstanding.

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Approval of the proposal to ratify the appointment of Trex Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this matter at the annual meeting. An abstention from voting on this proposal will have the same effect as a vote against such proposal.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Stockholders and Other Information

A copy of Trex Company’s annual report to stockholders for the 2005 fiscal year accompanies this proxy statement. Trex Company is required to file an annual report on Form 10-K for the 2005 fiscal year with the SEC. Stockholders may obtain, free of charge, a copy of the 2005 Form 10-K, without exhibits, by writing to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. The annual report on Form 10-K is also available through Trex Company’s web site at http://www.trex.com. The annual report to stockholders and the Form 10-K are not proxy soliciting materials.

Trex Company also makes available on its web site at http://www.trex.com and in print to any stockholder who requests them copies of its corporate governance principles, its code of conduct and ethics, and the charters of each standing committee of its board of directors. Requests for copies of these documents should be directed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

Important Notice Regarding Delivery of Stockholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of Trex Company’s annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of Trex Company’s annual report to stockholders or this proxy statement, and wish to do so, Trex Company will send a copy to you if you address your written request to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary, or call Trex Company at 540-542-6300. If you are receiving multiple copies of the annual report to stockholders and proxy statement, you can request householding by contacting Trex Company in the same manner. Trex Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce Trex Company’s expense.

SECURITY OWNERSHIP

The following table presents, as of February 15, 2006, information based upon Trex Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each person known to Trex Company to be the beneficial owner of more than 5% of the common stock;

•	each director and each nominee to the board of directors;

•	each executive officer of Trex Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers of Trex Company as a group.

As of February 15, 2006, there were 14,909,229 shares of common stock outstanding.

The information presented below regarding beneficial ownership of Trex Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Wellington Management Company, LLP 75 State Street Boston, Massachusetts, 02109	1,072,300	7.2

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland, 21202	759,000	5.0

Anthony J. Cavanna c/o Trex Company, Inc. 160 Exeter Drive Winchester, Virginia, 22603-8605	1,259,836	8.4

Robert G. Matheny c/o Trex Company, Inc. 160 Exeter Drive Winchester, Virginia, 22603-8605	1,187,229	7.9

Andrew U. Ferrari	659,460	4.4

Harold F. Monahan	91,162	*

Paul D. Fletcher	89,323	*

Philip J. Pifer (1)	75,210	*

William H. Martin, III	22,733	*

William F. Andrews	22,088	*

Patricia B. Robinson	8,201	*

Paul A. Brunner	5,229	*

Frank H. Merlotti, Jr.	—	*

All directors and executive officers as a group (11 persons)	3,420,471	22.9

*	Less than 1%.
(1)	Mr. Pifer’s last day of employment with Trex Company was January 3, 2006.

The percentage of beneficial ownership as to any person as of February 15, 2006 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after February 15, 2006, by the sum of the number of shares outstanding as of February 15, 2006 plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after February 15, 2006. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, Trex Company believes that the beneficial owners of Trex Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning Wellington Management Company, LLP is based on a Schedule 13G filed with the SEC on February 14, 2006, in which the reporting person reports that it has shared voting power with respect to 845,400 of the shares shown and shared dispositive power with respect to all 1,072,300 of the shares shown.

The information concerning T. Rowe Price Associates, Inc. is based on a Schedule 13G filed with the SEC on February 14, 2006, in which the reporting person reports that it has sole voting power with respect to 135,800 of the shares shown and sole dispositive power with respect to all 759,000 of the shares shown. The reporting person has informed Trex Company that the shares shown are owned by various individual and institutional investors for which the reporting person serves as investment adviser, with power to direct investments and/or sole power to vote the shares. The reporting person has informed Trex Company that it disclaims beneficial ownership of all the shares shown.

The shares of common stock shown as beneficially owned by Mr. Cavanna include 36,034 shares of common stock that Mr. Cavanna has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Matheny include 104,101 shares of common stock that Mr. Matheny has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Ferrari include 20,237 shares of common stock held in trust by the Andrew U. Ferrari Foundation, of which Mr. Ferrari and his spouse are co-trustees, 270,000 shares of common stock held by Ferrari Family Investments LLC, of which Mr. Ferrari’s wife is the Manager, and 38,483 shares of common stock that Mr. Ferrari has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Monahan include 53,799 shares of common stock that Mr. Monahan has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Fletcher include 51,474 shares of common stock that Mr. Fletcher has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Pifer include 74,051 shares of common stock that Mr. Pifer has the right to purchase within 90 days after January 3, 2006, the last day of his employment with Trex Company, pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Martin include 13,633 shares of common stock that Mr. Martin has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Andrews include 10,088 shares of common stock that Mr. Andrews has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Ms. Robinson include 8,201 shares of common stock that Ms. Robinson has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. Brunner include 5,229 shares of common stock that Mr. Brunner has the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 395,093 shares of common stock that they have the right to purchase within 60 days after February 15, 2006 pursuant to the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Trex Company’s certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2007 and at the annual meeting of stockholders in 2008, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the nominating/corporate governance committee, Anthony J. Cavanna, Frank H. Merlotti, Jr. and Patricia B. Robinson have been nominated for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2009. All of the nominees are incumbent directors. Mr. Cavanna has served on the board of directors since Trex Company’s formation in 1998. Mr. Merlotti has served on the board of directors since February 2006. An executive search firm engaged by the nominating/corporate governance committee assisted the committee in identifying Mr. Merlotti. Ms. Robinson has served on the board of directors since 2000.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that the stockholders of Trex Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Terms

Name	Age	Director Since
Anthony J. Cavanna	66	1998
Frank H. Merlotti, Jr.	55	2006
Patricia B. Robinson	53	2000

Anthony J. Cavanna has served as Chairman and Chief Executive Officer of Trex Company since August 2005. From December 2003 until August 2005, Mr. Cavanna was retired. Before his retirement, Mr. Cavanna served as Executive Vice President and Chief Financial Officer of Trex Company from September 1998 through December 2003, and of TREX Company, LLC, which was Trex Company’s wholly owned subsidiary until December 31, 2002, from August 1996 through December 2002. From 1962 to August 1996, Mr. Cavanna held a variety of positions with Mobil Chemical, including Group Vice President, Vice President-Planning and Finance, Vice President of Mobil Chemical and General Manager of its Films Division Worldwide, President and General Manager of Mobil Plastics Europe and Vice President-Planning and Supply of the Films Division. Mr. Cavanna currently serves as a director of Ultralife Batteries Co., Inc. and serves as a member of its Audit and Finance

Committee and Compensation Committee. Mr. Cavanna received a B.S. degree in chemical engineering from Villanova University and an M.S. degree in chemical engineering from the Polytechnic Institute of Brooklyn.

Frank H. Merlotti, Jr. has served as President of Steelcase North America, the North American business unit of Steelcase, Inc., a manufacturer of office furniture and furniture systems, since September 2002. Mr. Merlotti served as President and Chief Executive Officer of G&T Industries, a manufacturer and distributor of fabricated foam and soft-surface materials for the marine, office furniture industry and commercial building industries, from August 1999 to September 2002. From 1991 through 1999, Mr. Merlotti served as President and Chief Executive Officer of Metropolitan Furniture Company, a Steelcase Design Partnership company. From 1985 through 1999, Mr. Merlotti served as General Manager of the Business Furniture Division of G&T Industries.

Patricia B. Robinson has been an independent consultant since 1999. From 1977 to 1998, Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. Ms. Robinson received a B.A. degree in economics from Duke University and an M.B.A. degree from the Darden School at the University of Virginia.

Directors Whose Terms Expire in 2007

Name	Age	Director Since
William F. Andrews	74	1999
Paul A. Brunner	70	2003
Andrew U. Ferrari	59	1998

William F. Andrews has served as Chairman of Corrections Corporation of America since August 2000, as Chairman of Allied Aerospace Company since 2000, as Chairman of Katy Industries, Inc., a manufacturer of maintenance and electrical products, since October 2001, and as Chairman of the Singer Sewing Company, a manufacturer of sewing machines, since 2004. Mr. Andrews has been a Principal of Kohlberg & Company, a venture capital firm, since 1994. From 1995 to 2001, Mr. Andrews served as Chairman of Scovill Fasteners Inc. Prior to 1995, he served in various positions, including Chairman of Northwestern Steel and Wire Company; Chairman of Schrader-Bridgeport International, Inc.; Chairman, President and Chief Executive Officer of Scovill Manufacturing Co., where he worked for over 28 years; Chairman and Chief Executive Officer of Amdura Corporation; Chairman of Utica Corporation; and Chairman, President and Chief Executive Officer of Singer Sewing Company. Mr. Andrews also serves as a director of Black Box Corporation and O’Charley’s Restaurants. Mr. Andrews received a B.S. degree in business administration from the University of Maryland and an M.B.A. degree in marketing from Seton Hall University.

Paul A. Brunner is President and Chief Executive Officer of Spring Capital Inc., a merchant bank, which he founded in 1985. From 1982 to 1985, Mr. Brunner served as President and Chief Executive Officer of U.S. Operations of Asea-Brown Boveri, a multi-national Swiss manufacturer of high technology products. In 1967, he joined Crouse Hinds Company, a manufacturer of electronics and electronic equipment, and through 1982 held various positions with that company, including President and Chief Operating Officer, Executive Vice President of Operations, Vice President of Finance and Treasurer, and Director of Mergers and Acquisitions. From 1959 to 1967, he worked for Coopers & Lybrand, an international accounting firm, as an audit supervisor. Mr. Brunner also serves as a director of Johnson Controls, Inc. Mr. Brunner is a Certified Public Accountant. He received a B.S. degree in accounting from the University of Buenos Aires and an M.B.A. degree in management from Syracuse University.

Andrew U. Ferrari has served as President and Chief Operating Officer of Trex Company since August 2005. From March 2003 until August 2005, he was a marketing and business development consultant. Mr. Ferrari served as Executive Vice President of Marketing and Business Development of Trex Company from

October 2001 through March 2003, and of TREX Company, LLC from October 2001 through December 2002. He served as Executive Vice President of Sales and Marketing of Trex Company from September 1998 to October 2001, and of TREX Company, LLC from August 1996 to October 2001. From 1989 to 1996, Mr. Ferrari held various positions with Mobil Chemical, including Director of Sales and Marketing of the Composite Products Division, New Business Manager, and Marketing Director of the Consumer Products Division. Mr. Ferrari received a B.A. degree in economics from Whitman College and an M.B.A. degree from Columbia University.

Directors Whose Terms Expire in 2008

Name	Age	Director Since
William H. Martin, III	75	1999
Robert G. Matheny	60	1998

William H. Martin, III served as Chairman of Martin Industries, Inc., a manufacturer and producer of gas space heaters, gas logs and pre-engineered fireplaces, from 1994 through 2003 and as a director of Martin Industries from 1974 to 1994. From 1987 to 1993, Mr. Martin served as Executive Assistant to the Rector of Trinity Church in New York City. From 1971 to 1987, he served as President and Chief Executive Officer of Martin Industries. Since 1993, Mr. Martin has been managing private investments and serving as a director of Aluma-Form, Inc., a manufacturer of components for electric utilities, and on the boards of several not-for-profit organizations. Mr. Martin is a graduate of Vanderbilt University.

Robert G. Matheny served as Chairman and Chief Executive Officer of Trex Company from May 2003 until his retirement in August 2005. He served as President of Trex Company from September 1998 to May 2003, and of TREX Company, LLC from August 1996 through December 2002. From 1970 to August 1996, Mr. Matheny held various positions with Mobil Oil Corporation, including General Manager of the Composite Products Division, General Manager of the Chemical Specialties Group, and Vice President of Mobil Chemical Products International. Mr. Matheny received a B.S. degree in industrial engineering and operations research from Virginia Polytechnic Institute.

Board of Directors and Committees of the Board of Directors

The board of directors currently consists of eight directors. The board of directors has a standing audit committee, a standing compensation committee and a standing nominating/corporate governance committee. The board of directors held eight meetings during Trex Company’s 2005 fiscal year. During fiscal 2005, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served.

It is Trex Company’s policy that all directors should attend the annual meetings of Trex Company’s stockholders. All of the directors serving on the board of directors at that time attended the annual meeting of stockholders in 2005.

Director Independence.    The board of directors has affirmatively determined that all of the current directors, other than Anthony J. Cavanna, Robert G. Matheny and Andrew U. Ferrari, are “independent” of Trex Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the board of directors must affirmatively determine that the director has no material relationship with Trex Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with Trex Company.

Consistent with the official commentary to Section 303A.02(a) of the NYSE Listed Company Manual, the board of directors has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with Trex Company. The following relationships between a director and Trex Company will not be considered material relationships that would preclude a finding by the board of directors that such director is independent under the NYSE rules:

•	employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, Trex Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•	a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which Trex Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Consistent with the NYSE rules, Trex Company’s corporate governance principles require Trex Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE rules, to meet at least once each year with only the independent directors present. The role of presiding director for each such executive session of directors rotates among members in succession, as determined by the members. The presiding director for each meeting is responsible for advising the Chairman of the Board of decisions reached, and of recommendations for action by the board of directors made, at such meeting.

Audit Committee.    The audit committee, which held eight meetings during fiscal 2005, currently consists of Mr. Brunner, who is the Chairman, Mr. Martin and Ms. Robinson. The board of directors has determined that each of the members of the audit committee satisfies the independence standards of the New York Stock Exchange. The board of directors also has determined that Mr. Brunner is an “audit committee financial expert” as such term is defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC, and is independent of management. The audit committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing Trex Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of Trex Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in Trex Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to Trex Company’s code of conduct and ethics and other policies and procedures regarding adherence with legal requirements. A copy of the audit committee’s charter, which was last amended in February 2006, is attached to this proxy statement as Appendix A.

Compensation Committee.     The compensation committee, which held eleven meetings during fiscal 2005, currently consists of Mr. Andrews, who is the Chairman, Mr. Brunner and Mr. Martin. This committee is responsible for establishing the compensation and benefits of Trex Company’s executive officers and other key employees, monitoring compensation arrangements applicable to management employees for consistency with corporate objectives and stockholders’ interests, and administering Trex Company’s stock incentive and benefit plans.

Nominating/Corporate Governance Committee.     The nominating/corporate governance committee, which held four meetings during fiscal 2005, currently consists of Ms. Robinson, who is the Chairman, Mr. Andrews and Mr. Martin. This committee is responsible for recommending candidates for election to the board of directors and for making recommendations to the board of directors regarding corporate governance matters, including board size and membership qualifications, board committees, corporate organization, non-employee director compensation, succession planning for officers and key executives, programs for training and development of executive-level employees, and stockholder proposals regarding these matters.

Director Nominations Policy

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to set forth the process by which candidates for possible inclusion in Trex Company’s recommended slate of director nominees are selected. The nominations policy is administered by the nominating/corporate governance committee of the board of directors.

The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the nominating/corporate governance committee will take into account Trex Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to Trex Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the nominating/corporate governance committee will review such directors’ overall service to Trex Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with Trex Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the nominating/corporate governance committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The nominating/corporate governance committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, Trex Company’s advisers, and executive search firms. The committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. The nominating/corporate governance committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for director who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews. In making recommendations for director nominees for the annual meeting of stockholders, the nominating/corporate governance committee will consider any written recommendations of director candidates by stockholders received by the Secretary of Trex Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of Trex Company’s director nominations process. The nominating/corporate governance committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as Trex Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The nominating/corporate governance committee may amend the nominations policy at any time.

Trex Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of Trex Company at Trex Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must include the following information: (1) such information regarding each proposed nominee as would be required to be disclosed under SEC rules and regulations in solicitations of proxies for the election of directors in an election contest or otherwise; (2) the written consent of each proposed nominee to serve as a director of Trex Company; and (3) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the nomination is made,

(a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such nomination and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to elect the nominee or (B) otherwise solicit proxies for stockholders in support of such nomination. Trex Company may require any proposed nominee to furnish such other information as Trex Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Trex Company.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about Trex Company directly and confidentially to either the full board of directors or the non-management directors as a group, or to any individual director, at the following address: Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. A stockholder or other interested party may also call Trex Company’s governance hotline at 1-800-719-4916 and press “2” for Trex Company’s Secretary. An independent third-party vendor maintains Trex Company’s governance hotline, and all calls are forwarded to Trex Company’s Secretary. Trex Company’s Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the applicable person.

Director Compensation

Non-employee directors of Trex Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, which is referred to in this proxy statement as the “Outside Director Plan.” Until February 2006, the Outside Director Plan was administered by a committee consisting of Trex Company’s Chief Executive Officer and Trex Company’s Chief Financial Officer. Beginning in February 2006, the Outside Director Plan is administered by the nominating/corporate governance committee. All stock-based grants awarded as compensation to non-employee directors are issued under the Trex Company, Inc. 2005 Stock Incentive Plan, which (together with Trex Company’s predecessor stock incentive plan that was amended and restated by the current plan) is referred to in this proxy statement as the “Stock Incentive Plan.”

Upon their initial appointment to the board of directors, non-employee directors receive stock-based awards for or based on 2,000 shares of common stock. For service on the board of directors, each non-employee director receives an annual fee of $20,000 and an annual stock-based grant for or based on 2,000 shares of common stock. In addition, each member of the audit committee (other than the chairman) is entitled to receive an annual committee fee of $5,500, each member of the compensation and the nominating/corporate governance committees (other than their respective chairmen) is entitled to receive an annual committee fee of $3,500, the chairman of the audit committee is entitled to receive an annual committee fee of $10,000, and the chairmen of the compensation and the nominating/corporate governance committees are entitled to receive an annual committee fee of $7,500. The $20,000 annual director fee and the annual committee fees are paid in the form of cash or stock-based grants (based on the Black-Scholes valuation model), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. The annual stock-based grants are made on the date of the first regularly scheduled board of directors meeting after June 30 of each year.

Before February 2006, the annual stock-based grants were made in the form of stock options. In February 2006, the board of directors amended the Outside Director Plan to provide that the board may make stock-based grants in the form of stock-settled stock appreciation rights or stock options. As of February 2006, unless and until the board of directors determines otherwise, stock-based grants under the Outside Director Plan will be made in the form of stock-settled stock appreciation rights.

The table below shows compensation paid to the non-employee directors for their service in fiscal 2005.

Name of Director	Options (1)	Cash ($)
William F. Andrews	2,000	37,615
Paul A. Brunner	2,906	29,625
Anthony J. Cavanna (2)	2,000	16,300
Andrew U. Ferrari (3)	3,400	—
William H. Martin, III	3,766	19,250
Robert G. Matheny (4)	—	9,700
Patricia B. Robinson	2,000	38,385

Total	16,073	150,875

(1)	The amounts shown represent the number of shares of common stock subject to the options.
(2)	Mr. Cavanna was appointed to serve as Chairman and Chief Executive Officer of Trex Company effective on August 11, 2005. The amounts shown represent compensation received by Mr. Cavanna prior to August 11, 2005 for his service as a non-employee director.
(3)	Mr. Ferrari was appointed to serve as President and Chief Operating Officer of Trex Company effective on August 11, 2005. The amounts shown represent compensation received by Mr. Ferrari prior to August 11, 2005 for his service as a non-employee director.
(4)	Mr. Matheny retired as Chairman and Chief Executive Officer of Trex Company effective on August 11, 2005. The amounts shown represent compensation received by Mr. Matheny after August 11, 2005 for his service as a non-employee director.

The exercise price per share of each stock option is the fair market value of the common stock on the option grant date. Upon exercise of a vested stock appreciation right, the non-employee director will be entitled to receive a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the vesting date over the fair market value of the common stock on the grant date. Each stock option or stock appreciation right granted vests on the first anniversary of the grant date. No option or stock appreciation right is exercisable more than ten years after the grant date. Upon the termination of a non-employee director’s service for any reason (other than for cause), any options or stock appreciation rights granted to the director will vest, and the director will have the right, at any time within five years after the date of termination of service and before termination of the options or stock appreciation rights, to exercise any options or stock appreciation rights held by the director on the service termination date.

On December 19, 2005, the compensation committee approved the immediate and full acceleration of the vesting of each otherwise unvested stock option that had an exercise price greater than $25.92 granted under the Stock Incentive Plan that was held by employees, officers and non-employee directors. Options to purchase 228 shares held by Mr. Brunner and options to purchase 443 shares held by Mr. Martin were accelerated as a result of this action. The compensation committee’s action accelerated the exercisability of the foregoing options, held by Messrs. Brunner and Martin, by less than one year.

Executive Compensation

The following table shows information for the last three fiscal years regarding the compensation paid to Trex Company’s Chairman and Chief Executive Officer and to each other person who was an executive officer of Trex Company in fiscal 2005. The officers listed in the table are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position		Annual Compensation			Long Term Compensation
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#) (3)	All Other Compensation ($) (4)
Anthony J. Cavanna (5) Chairman and Chief Executive Officer	2005 2004 2003	186,038 — 288,953	— — 85,050	1,335 — 5,818	— — —	— — 11,950	10,894 — 11,500

Andrew U. Ferrari (6) President and Chief Operating Officer	2005 2004 2003	167,434 — 75,270	— — —	2,375 — 1,061	— — —	— — 11,508	11,197 — 1,379

Harold F. Monahan Executive Vice President and General Manager	2005 2004 2003	327,534 315,236 285,414	— 186,550 107,100	10,741 10,247 10,033	124,447 — —	20,346 8,586 8,119	12,900 32,375 19,063

Paul D. Fletcher Senior Vice President and Chief Financial Officer	2005 2004 2003	258,995 244,879 226,145	— 150,000 90,000	5,082 5,082 5,818	82,165 — —	15,150 7,205 7,261	11,900 27,122 14,554

Philip J. Pifer (7) Senior Vice President, Sales and Marketing	2005 2004	281,934 126,582	50,000 150,000	263,402 —	53,499 —	14,051 60,000	12,900 8,101

Robert G. Matheny (8) Chairman and Chief Executive Officer	2005 2004 2003	586,882 451,860 355,965	— 336,000 204,000	5,219 5,219 4,393	281,068 — —	44,597 21,111 14,458	3,500 41,119 20,432

(1)	In accordance with SEC rules, information about compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officers other than for Mr. Pifer. The amounts shown in the “Other Annual Compensation” column in fiscal 2005 for Mr. Pifer include $257,708 for expenses relating to relocation and $5,694 representing reimbursement for federal and state taxes in connection with the use of a company-leased automobile. The amounts shown in the “Other Annual Compensation” column for the other named executive officers consist of the following: (a) for Mr. Cavanna, $1,335 in fiscal 2005 and $5,818 in fiscal 2003 representing reimbursement of federal and state taxes in connection with the use of a company-leased automobile; (b) for Mr. Ferrari, $2,375 in fiscal 2005 and $1,061 in fiscal 2003 representing reimbursement of federal and state taxes in connection with the use of a company-leased automobile; (c) for Mr. Monahan, $5,300 in fiscal 2005, $5,165 in fiscal 2004 and $5,165 in fiscal 2003 representing reimbursement of federal and state taxes in connection with the use of a company-leased apartment, and $5,441 in fiscal 2005, $5,082 in fiscal 2004 and $4,868 in fiscal 2003 representing reimbursement of federal and state taxes in connection with the use of a company-leased automobile; (d) for Mr. Fletcher, $2,082 in fiscal 2005, $5,082 in fiscal 2004 and $5,818 in fiscal 2003 representing reimbursement of federal and state taxes in connection with the use of a company-leased automobile; and (f) for Mr. Matheny, $5,219 in fiscal 2005, $5,219 in fiscal 2004 and $4,393 in fiscal 2003 representing reimbursement of federal and state taxes in connection with the use of a company-leased automobile.
(2)

The amounts shown in the “Restricted Stock Awards” column consists of restricted stock awards made in fiscal 2005 under the Stock Incentive Plan. The value shown is computed by multiplying the closing market price of common stock on the grant date by the number of shares awarded. The value shown does not take into account the diminution in value attributable to the restrictions applicable to the shares of common stock. The restricted stock awards vest over a three-year period in approximately three equal installments beginning on the first anniversary of the grant date. Upon the occurrence of certain events described in the Stock Incentive Plan, such as a merger, consolidation or reorganization of Trex Company with one or more other entities in which Trex Company is not the surviving entity or upon a sale of substantially all of the assets of Trex Company to another entity, the unvested portion of the award will become immediately vested in accordance with the terms of the restricted stock agreement and the plan. The restricted common stock is entitled to dividends on the same basis as any dividends declared and paid on Trex Company’s unrestricted common stock.

The following table shows the total number and value of unvested shares of restricted stock held by each named executive officer as of the end of fiscal 2005. The fiscal year-end value is based on a per share price of Trex Company’s common stock of $28.05, which was the closing price of the common stock on the New York Stock Exchange on December 30, 2005. The following table also shows the number and value of shares of restricted stock that vested in the last fiscal year.

Name	Shares Vested During Fiscal 2005 (#)	Value Realized at Vesting Date ($)	Total Unvested Shares at Fiscal Year End (#)	Value of Unvested Shares at Fiscal Year End ($)
Anthony J. Cavanna	—	—	—	—
Andrew U. Ferrari	—	—	—	—
Harold F. Monahan	13,333	599,052	29,363	823,632
Paul D. Fletcher	13,334	599,096	28,446	797,910
Philip J. Pifer	—	—	1,159	32,510
Robert G. Matheny	6,089	169,700	—	—

(3)	All options granted in fiscal 2005 were granted under the Stock Incentive Plan.
(4)	The amounts shown in the “All Other Compensation” column consist of the following: (a) for Mr. Cavanna, $3,452 in fiscal 2005 and $3,500 in fiscal 2003 in matching contributions to Trex Company’s defined contribution employee profit sharing and 401(k) plan (referred to below as the “401(k) plan”); and $7,442 in fiscal 2005 and $8,000 in fiscal 2003 in employer contributions to Trex Company’s defined contribution employee money purchase pension plan (referred to below as the “Money Purchase Plan”); (b) for Mr. Ferrari, $4,500 in fiscal 2005 and $1,379 in fiscal 2003 in matching contributions to the 401(k) plan; and $6,697 in fiscal 2005 in employer contributions to the Money Purchase Plan; (c) for Mr. Monahan, $4,500 in fiscal 2005, $4,000 in fiscal 2004 and $3,500 in fiscal 2003 in matching contributions to the 401(k) plan; $8,400 in fiscal 2005, $8,200 in fiscal 2004 and $8,000 in fiscal 2003 in employer contributions to the Money Purchase Plan; and $20,175 in fiscal 2004 and $7,563 in fiscal 2003 in profit sharing; (d) for Mr. Fletcher, $3,500 in fiscal 2005, $3,250 in fiscal 2004 and $3,000 in fiscal 2003 in matching contributions to the 401(k) plan; $8,400 in fiscal 2005, $8,200 in fiscal 2004 and $5,562 in fiscal 2003 in employer contributions to the Money Purchase Plan; and $15,672 in fiscal 2004 and $5,992 in fiscal 2003 in profit sharing; (e) for Mr. Pifer, $4,500 in fiscal 2005 in matching contributions to the 401(k) plan; $8,400 in fiscal 2005 in employer contributions to the Money Purchase Plan; and $8,101 in fiscal 2004 in profit sharing; and (f) for Mr. Matheny, $3,500 in fiscal 2005, $4,000 in fiscal 2004 and $3,000 in fiscal 2003 in matching contributions to the 401(k) plan; $8,200 in fiscal 2004 and $8,000 in fiscal 2003 in employer contributions to the Money Purchase Plan; and $28,919 in fiscal 2004 and $9,432 in fiscal 2003 in profit sharing.
(5)	Mr. Cavanna retired from his position as Executive Vice President and Chief Financial Officer effective on December 31, 2003, and was appointed to serve as Chairman and Chief Executive Officer effective on August 11, 2005.
(6)	Mr. Ferrari retired from his position as Executive Vice President, Sales and Marketing effective on March 14, 2003, and was appointed to serve as President and Chief Operating Officer effective on August 11, 2005.
(7)

Mr. Pifer was appointed to serve as Senior Vice President, Sales and Marketing effective on July 9, 2004. Mr. Pifer’s last day of employment with Trex Company was January 3, 2006. The amounts shown in the

“Bonus” column for fiscal 2004 and fiscal 2005 include a $100,000 signing bonus, of which Mr. Pifer received $50,000 upon commencement of employment at Trex Company and $50,000 six months thereafter.
(8)	Mr. Matheny resigned from his position as Chairman and Chief Executive Officer effective on August 11, 2005. The amount shown as “Salary” for fiscal 2005 includes $211,738 in employment severance payments from August 11, 2005 through December 31, 2005 under Mr. Matheny’s severance agreement with Trex Company.

Stock Option Grants in Fiscal 2005

The following table sets forth information concerning all stock options granted in fiscal 2005 to the named executive officers.

Name	Number of Shares Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date (2)		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
						5% ($)		10% ($)
Anthony J. Cavanna	—	—	—	—		—		—
Andrew U. Ferrari	—	—	—	—		—		—
Harold F. Monahan	20,346	9.7	46.71	3/9/15		$597,677		$1,514,632
Paul D. Fletcher	15,150	7.2	46.71	3/9/15		$445,041		$1,127,822
Philip J. Pifer	14,051	6.7	46.71	4/3/06	(4)	$412,758	(4)	$1,046,009	(4)
Robert G. Matheny	44,597	21.3	46.71	9/16/10	(4)	$1,310,067	(4)	$3,319,966	(4)

(1)	All options granted to the named executive officers were granted under the Stock Incentive Plan and are exercisable for shares of common stock. Certain such options will vest with respect to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant, and certain such options were fully vested on the date of grant. On December 19, 2005, the compensation committee approved the immediate and full acceleration of the vesting of each otherwise unvested stock option that had an exercise price greater than $25.92 granted under the Stock Incentive Plan that was held by employees, officers and non-employee directors. The vesting date of the following options granted to the named executive officers in fiscal 2005 were accelerated as a result of this action: options to purchase 563 shares held by Andrew U. Ferrari; options to purchase 26,076 shares held by Harold F. Monahan; options to purchase 21,035 shares held by Paul D. Fletcher; and options to purchase 57,000 shares held by Philip J. Pifer. Notwithstanding the acceleration of vesting, each of the executive officers agreed to refrain from selling, transferring, pledging or otherwise disposing of any shares of common stock acquired upon the exercise of accelerated options until the date on which the exercise would have otherwise been permitted under the options’ pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or the occurrence of a transaction that otherwise would result in accelerated vesting of the options under the Stock Incentive Plan.
(2)	The term of each option may not exceed ten years.
(3)	The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the option, assuming that the shares appreciate in value from the option grant date compounded annually until the end of the option term at the rate specified, 5% or 10%, and that the option is exercised and sold on the last day of the option term for the appreciated share price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the SEC and do not represent Trex Company’s estimate or projection of future prices of the shares. There is no assurance provided to any named executive officer or any other holder of common stock that the actual stock price appreciation over the term of the applicable options will be at the assumed 5% and 10% levels or at any other defined level.
(4)

Mr. Pifer’s last day of employment with Trex Company was January 3, 2006. Under the terms of Mr. Pifer’s severance agreement with Trex Company and the Stock Incentive Plan, all unexercised options granted to Mr. Pifer in fiscal 2005 expire 90 days after his last day of employment. Mr. Matheny’s employment as

Chairman and Chief Executive Officer terminated effective on August 11, 2005. Under the terms of Mr. Matheny’s severance agreement with Trex Company and the Stock Incentive Plan, all options granted to Mr. Matheny in fiscal 2005 vested as of August 11, 2005 and, unless earlier exercised, will expire on the fifth anniversary of his employment termination date.

Stock Option Exercises in Fiscal 2005

The following table sets forth information concerning stock options exercised in fiscal 2005 by the named executive officers and unexercised stock options held at the end of fiscal 2005 by the named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Anthony J. Cavanna	—	—	36,034	2,000	46,607	5,220
Andrew U. Ferrari	—	—	38,483	3,047	44,880	8,389
Harold F. Monahan	—	—	47,641	6,158	50,380	49,572
Paul D. Fletcher	—	—	48,509	2,965	176,689	23,868
Philip J. Pifer	—	—	74,051	—	—	—
Robert G. Matheny (3)	—	—	104,101	—	48,330	—

(1)	Represents the difference between the exercise price and the closing price of $28.05 of the common stock on the New York Stock Exchange on December 30, 2005, which was the last trading day in fiscal 2005.
(2)	On December 19, 2005, the compensation committee approved the immediate and full acceleration of the vesting of each otherwise unvested stock option that had an exercise price greater than $25.92 granted under the Stock Incentive Plan that was held by employees, officers and non-employee directors. The vesting dates of the following options held by the named executive officers were accelerated by this action: options to purchase 563 shares held by Andrew U. Ferrari; options to purchase 26,076 shares held by Harold F. Monahan; options to purchase 21,035 shares held by Paul D. Fletcher; and options to purchase 57,000 shares held by Philip J. Pifer. Notwithstanding the acceleration of vesting, each of the executive officers agreed to refrain from selling, transferring, pledging or otherwise disposing of any shares of common stock acquired upon the exercise of accelerated options until the date on which the exercise would have otherwise been permitted under the options’ pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or the occurrence of a transaction that otherwise would result in accelerated vesting of the options under the Stock Incentive Plan.
(3)	Mr. Matheny’s employment as Chairman and Chief Executive Officer terminated effective on August 11, 2005. Under the terms of Mr. Matheny’s severance agreement with Trex Company and the Stock Incentive Plan, Mr. Matheny’s unvested options to purchase 104,101 shares of common stock vested as of August 11, 2005.

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2005 for (1) all equity compensation plans previously approved by Trex Company’s stockholders and (2) all equity compensation plans not previously approved by Trex Company’s stockholders:

•	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	the weighted average exercise price of such outstanding options, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	718,762	(2)	$34.98	1,253,896	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	718,762	(2)	$34.98	1,253,896	(3)

(1)	Consists of the Stock Incentive Plan, the Outside Director Plan and the 1999 Employee Stock Purchase Plan.
(2)	Excludes 90,947 shares of restricted stock outstanding under the Stock Incentive Plan as of December 31, 2005.
(3)	Represents 1,017,635 shares remaining available for future issuance under the Stock Incentive Plan and 236,268 shares remaining available for future issuance under the 1999 Employee Stock Purchase Plan. Shares of common stock issuable under the Outside Director Plan are issued pursuant to the Stock Incentive Plan.

Cash Bonus Plan

Trex Company maintains an annual executive incentive compensation plan for the benefit of its Chief Executive Officer, other executive officers, and other key employees. Awards under the plan are made by the compensation committee.

Under the plan, Trex Company pays annual cash bonuses generally based upon the achievement of an earnings per share objective, which is approved annually by the compensation committee, although other factors may be considered. For each fiscal year, each participant in the plan is assigned a “target bonus,” which is expressed as a percentage of the participant’s annual base salary. The target bonus for the Chief Executive Officer is 80% of his annual base salary and the target bonus for the other executive officers can range from 55% to 75% of their annual base salaries. The actual amount of cash bonuses paid to executive officers is determined by multiplying their target bonus by a performance percentage, which is calculated based on the extent to which the performance objective is achieved. The performance percentage can range from 0% to 150%. The compensation committee has the discretion to award a bonus that exceeds the otherwise applicable maximum bonus determined as provided above, except that the value of the bonus may not exceed $2,000,000 for any fiscal year for any employee.

Bonus payments are conditional upon the participant’s continued employment by Trex Company through the date of grant, and are pro-rated for employees who have served for less than a full year.

Long-Term Incentive Compensation

Trex Company maintains a long-term executive incentive compensation plan for the benefit of its Chief Executive Officer, other executive officers, and other key employees. Awards under the plan are in the form of equity-based awards under the Stock Incentive Plan and are made by the compensation committee.

Awards under the plan may be made in the form of stock options, stock appreciation rights, performance share awards and other equity-based awards under the Stock Incentive Plan. In making grants under the plan, the compensation committee considers each executive’s current performance and anticipated future contributions to Trex Company’s performance, as well as the amount and terms of other equity-based awards previously granted to the executive by Trex Company.

Severance Agreements

Robert G. Matheny resigned as Chairman and Chief Executive Officer of Trex Company effective on August 11, 2005. Under the terms of his severance agreement with Trex Company, dated as of October 19, 2005, Trex Company agreed to make severance payments to Mr. Matheny in the total amount of $862,500 in bi-weekly installments in accordance with Trex Company’s regular payroll policies and to pay all remaining amounts due on March 15, 2006. Trex Company also agreed to continue to provide to Mr. Matheny health, dental, prescription, disability and other insurance and certain other benefits through February 11, 2007. Under the severance agreement and the Stock Incentive Plan, Mr. Matheny’s unvested options to purchase 104,101 shares of common stock vested as of August 11, 2005, and Mr. Matheny’s grants of 6,089 shares of restricted stock vested as of October 19, 2005. Mr. Matheny’s outstanding award of 12,778 performance shares, which he received in fiscal 2005, terminated upon his resignation.

Philip J. Pifer’s last day of employment with Trex Company was January 3, 2006, when his position was eliminated in a reorganization. Mr. Pifer served as Trex Company’s Senior Vice President, Sales and Marketing since July 2004. Under the terms of his severance agreement with Trex Company, dated as of March 6, 2006, Trex Company agreed to pay Mr. Pifer at his current annual base salary rate of $285,000 through January 3, 2007 in accordance with Trex Company’s regular payroll practices. Trex Company also agreed to provide Mr. Pifer health and dental insurance and certain other benefits through January 3, 2007. Under the severance agreement and the Stock Incentive Plan, Mr. Pifer’s grant of 1,159 shares of restricted stock vested as of January 3, 2006. Mr. Pifer’s outstanding award of 4,500 performance shares, which he received in fiscal 2005, terminated on January 3, 2006.

Report of the Compensation Committee

The compensation committee of the Trex Company, Inc. board of directors, which is composed exclusively of independent directors, offers this report regarding its executive compensation policy and compensation program in effect for fiscal 2005 for Trex Company’s chief executive officer and other executive officers. This report, as well as the performance graph included in this proxy statement, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of Trex Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Compensation Policy.    The overall goal of the committee is to develop attractive, flexible and competitive compensation plans, policies and practices that both support the attainment of Trex Company’s strategic business objectives and are aligned with shareholder interests. The committee uses the services of independent executive compensation consultants in developing and evaluating the effectiveness of Trex Company’s compensation plans to achieve these objectives and in assessing the competitiveness and appropriateness of the compensation opportunities being provided to its executive officers based on company performance.

The committee compares executive compensation levels for Trex Company’s Chief Executive Officer, other executive officers and other key employees to the compensation of executives employed by companies considered to be in Trex Company’s peer group. The peer group encompasses a broad group of manufacturing companies in the consumer products and home furnishings industries with comparable market capitalizations, including some of the companies in the peer group reflected in the performance graph included in this proxy statement. The committee also compares Trex Company’s short-term and long-term results to the performance of comparable companies when setting performance targets and evaluating results against those targets. The structure and benefits of Trex Company’s compensation program are intended to be competitive with other programs for similarly placed employees of comparably sized peer companies for comparable levels of performance. The committee generally seeks to set annual base salary levels in line with the median of the peer group and total direct compensation opportunities at approximately midway between the 50th and 75th percentiles of the peer group in order to have a larger portion of compensation in the form of equity incentives aligned with increases in shareholder value and linked to performance, to encourage stock ownership by executives, and to promote executive retention.

Trex Company’s executive compensation program for fiscal 2005 consisted of three elements, including a base salary, annual cash bonuses and long-term incentives in the form of stock option awards and other equity-based awards. Overall, these programs are intended to link executive compensation to Trex Company’s net income and growth. Beginning in fiscal 2005, the committee implemented certain changes in Trex Company’s executive compensation program in response to the introduction of an accounting charge for stock options and to strengthen the linkage of Trex Company’s annual and long-term incentive compensation opportunities to performance-based objectives. As a result of these changes, the use of stock options has been reduced and the use of annual cash incentives and equity incentives based on Trex Company’s growth and the achievement of performance objectives has been increased.

Base Salary.     Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at public companies in Trex Company’s peer group. Base salaries for executive officers are reviewed annually by the committee based upon, among other things, individual performance and responsibilities.

Annual Cash Bonuses.     Trex Company pays annual cash bonuses to its Chief Executive Officer, other executive officers and other key employees generally based upon the achievement of an earnings per share objective, although other factors may be considered. Executive officers have the opportunity to earn cash bonuses equal to a varying percentage of their base salary, depending upon the extent to which the earnings per share objective for the fiscal year is achieved. Applying the bonus formula specified for fiscal 2005, the committee did not approve an annual bonus for the Chief Executive Officer or for the other executive officers.

Long-Term Incentive Compensation.     In determining the amount of stock options, stock appreciation rights, performance share awards and other equity-based awards granted as long-term incentives, the committee considers each executive’s current performance and anticipated future contributions to Trex Company’s performance, as well as the amount and terms of equity-based awards previously granted to the executive by Trex Company. In fiscal 2005, as long-term incentives, the committee approved the grant under Trex Company’s stock incentive plan of stock options for 33,824 shares of common stock and 12,778 performance shares to the Chief Executive Officer and stock options for a total of 39,576 shares of common stock and 14,884 performance shares to the other executive officers as a group.

In fiscal 2006, as long-term incentives, the committee approved the grant under the stock incentive plan of stock appreciation rights for 103,000 shares of common stock to the Chief Executive Officer and for a total of 128,000 shares of common stock to the other executive officers as a group, and the grant of 16,000 performance shares to the executive officers, other than the Chief Executive Officer and the Chief Operating Officer.

All stock options granted to executive officers in fiscal 2005 were non-qualified stock options. The exercise price per share of each stock option is the fair market value of the common stock on the option grant date. Upon exercise of a vested stock appreciation right granted under the stock incentive plan, the executive officers will be entitled to receive in settlement of such stock appreciation rights a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the vesting date over the fair market value of the common stock on the grant date. Stock options granted in 2005 as long-term incentives and stock appreciation rights granted in 2006 as long-term incentives have a ten-year term and vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. The options and stock appreciation rights increase in value only to the extent of appreciation in the common stock, thereby providing a clear link to enhancement of stockholder value. The performance share awards granted in fiscal 2005 and 2006 are deliverable on the third anniversary of the grant date if Trex Company satisfies performance objectives established by the committee for fiscal 2005, 2006 and 2007, in the case of the fiscal 2005 awards, and for fiscal 2006, 2007 and 2008, in the case of the fiscal 2006 awards. The actual number of shares ultimately awarded is also dependent on the extent to which such performance objectives are met.

In December 2005, the committee approved the immediate and full acceleration of the vesting of each otherwise unvested stock option that had an exercise price greater than $25.92 granted under the stock incentive plan that were held by employees, officers and non-employee directors. Because the accelerated options each had an exercise price in excess of the market value of the common stock based on the closing price of $25.92 per share reported on the New York Stock Exchange on December 19, 2005, the acceleration was designed to minimize certain future compensation expense that Trex Company otherwise would have been required to recognize in its consolidated statement of operations with respect to those options under Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,” which became effective for reporting periods beginning after December 31, 2005. The acceleration applied to stock option awards granted from 2002 through 2005 with respect to approximately 248,000 shares of common stock, including options to purchase approximately 105,000 shares held by four executive officers other than the Chief Executive Officer. The committee required that, as a condition to the acceleration of their stock options awards, the foregoing executive officers execute and deliver to Trex Company an agreement in which each such executive officer agreed to refrain from selling, transferring, pledging or otherwise disposing of any shares of common stock acquired upon the exercise of accelerated options until the date on which the exercise would have otherwise been permitted under the options’ pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or the occurrence of a transaction that otherwise would result in accelerated vesting of the options under the stock incentive plan.

Potential Effect of Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code of 1986 generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly traded company. The committee’s policy is to seek to qualify executive compensation for deductibility to the extent that such a policy is consistent with Trex Company’s overall objectives and executive compensation policy. Compensation attributable to stock options granted in fiscal 2005 under the stock incentive plan currently is excluded from the $1 million limit as “qualified performance-based compensation” contained in applicable Treasury regulations. The committee believes that no compensation for fiscal 2005 is at risk of not being fully deductible.

Respectfully submitted,

THE COMPENSATION COMMITTEE

William F. Andrews

Paul A. Brunner

William H. Martin, III

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors consists of William F. Andrews, who is the Chairman, Paul A. Brunner and William H. Martin, III. No member of the compensation committee was an officer or employee of Trex Company or any subsidiary of Trex Company during fiscal 2005. There are no interlock relationships as defined in the applicable SEC rules.

Stockholder Return Performance Graph

The following graph and table show the cumulative total stockholder return on Trex Company’s common stock for the last five fiscal years compared to the Russell 2000 Index and the Standard and Poor’s 600 Building Products Index. The graph assumes $100 was invested on December 31, 2000 in (1) Trex Company common stock, (2) the Russell 2000 Index and (3) the S&P 600 Building Products Index, and assumes reinvestment of dividends and market capitalization weighting as of December 31, 2001, 2002, 2003, 2004 and 2005.

Comparison of Cumulative Total Return

Among Trex Company, Inc., Russell 2000 Index

and S&P 600 Building Products Index

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The audit committee of the board of directors has appointed Ernst & Young LLP as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal year ending December 31, 2006. The board of directors is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Trex Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as Trex Company’s independent registered public accounting firm. Trex Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider whether or not to retain Ernst & Young as Trex Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the audit committee may change the appointment at any time if it determines that a change would be in the best interests of Trex Company and its stockholders.

Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting.

The board of directors unanimously recommends that the stockholders of Trex Company vote FOR the ratification of the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2006 fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

Ernst & Young LLP served as Trex Company’s independent auditors for Trex Company’s fiscal years ended December 31, 2005 and 2004. The following sets forth the aggregate fees billed by Ernst & Young to Trex Company for fiscal years 2005 and 2004.

	2005	2004
Audit services	$785,258	$667,000
Audit-related services	94,597	40,800
Tax services	468,290	276,700
All other services	—	123,800

Total	$1,348,145	$1,108,300

The audit committee considered whether Ernst & Young’s provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

Audit Services.    Audit services include services performed by Ernst & Young to comply with generally accepted auditing standards related to the audit and review of Trex Company’s financial statements. The audit fees shown above for the 2005 and 2004 fiscal years were incurred principally for services rendered in connection with the audit of Trex Company’s consolidated financial statements and associated SEC filings and the issuance of opinions on Trex Company’s internal control over financial reporting and on management’s assessment of the effectiveness of Trex Company’s internal control over financial reporting.

Audit-Related Services.    Audit-related services include assurance and related services that are traditionally performed by independent auditors. The audit-related fees shown above for the 2005 and 2004 fiscal years were incurred in connection with audits of Trex Company’s employee benefit plans and financial due diligence.

Tax Services.    Tax services include services performed by Ernst & Young’s tax department, except those services related to audits. The tax fees shown above were incurred in connection with the preparation of Trex Company’s tax returns and corporate tax consultations.

All Other Services.    Amounts shown above as “all other services” for the 2004 fiscal year relate to services provided by a foreign law practice affiliated with Ernst & Young in connection with Trex Company’s joint venture interest in Denplax, S.A. and its Spanish subsidiary, Trex Wood-Polymer Espana, S.L. As of April 2004, in accordance with SEC regulations, Ernst & Young discontinued the provision of these services to Trex Company.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by Trex Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The audit committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has the authority to delegate pre-approval authority to a subcommittee of the audit committee consisting of one or more of its members.

All services provided to Trex Company by Ernst & Young LLP during fiscal 2005 and 2004 were pre-approved by the audit committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF TREX COMPANY, INC.

The audit committee of the Trex Company board of directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the listing standards of the New York Stock Exchange. Further, pursuant to the rules of the Securities and Exchange Commission, the board of directors has determined that Paul A. Brunner qualifies as an “audit committee financial expert.” The audit committee operates under a written charter that is reviewed annually.

During the fiscal year ended December 31, 2005, the audit committee reviewed with Trex Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), Trex Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of Trex Company’s system of internal control, the quality of Trex Company’s financial reporting, and Trex Company’s process for legal and regulatory compliance. The audit committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for Trex Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports and opinions on the following: (1) Trex Company’s consolidated financial statements; (2) Trex Company’s internal control over financial reporting; and (3) management’s assessment of the effectiveness of Trex Company’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, Ernst & Young reports directly to the audit committee. The audit committee appointed Ernst & Young as Trex Company’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended. In addition, the audit committee has received from Ernst & Young the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young the firm’s independence from Trex Company and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in Trex Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Paul A. Brunner

William H. Martin, III

Patricia B. Robinson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Trex Company’s directors and executive officers and persons who own more than 10% of a registered class of Trex Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Trex Company. The reporting persons are required by rules of the SEC to furnish Trex Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to Trex Company for fiscal 2005 or written representations that no other reports were required, Trex Company believes that, except as described below, the foregoing reporting persons complied with all filing requirements for fiscal 2005. In fiscal 2005, Anthony J. Cavanna, the Chairman and Chief Executive Officer of Trex Company, filed an amended Form 4 report with respect to the sale of an additional 3,250 shares, pursuant to a sales plan entered into pursuant to Securities Exchange Act Rule 10b5-1, that were inadvertently omitted from a Form 4 report filed with respect to the other shares sold on the same day.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the proxy statement for Trex Company’s annual meeting of stockholders in 2007 must be received by the Secretary of Trex Company at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, no later than November 21, 2006. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under Trex Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be delivered to Trex Company no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice under the bylaws must include the following information: (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Trex Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (2) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the proposal is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such business and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to adopt the proposal or (B) otherwise solicit proxies from stockholders in support of such proposal.

The foregoing provisions of Trex Company’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in Trex Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

The board of directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Anthony J. Cavanna
Chairman and Chief Executive Officer

Dated: March 23, 2006

Appendix A

TREX COMPANY, INC.

AUDIT COMMITTEE CHARTER

A.	Organization

1.    Appointment.    The Board of Directors will appoint an Audit Committee, which will be composed of at least three directors. Committee members may designate a Chairman of the Committee by majority vote of the Committee members, if a Chairman is not appointed by the full Board.

2.    Qualifications.    Each member of the Audit Committee must satisfy the requirements of the New York Stock Exchange and applicable law relating to independence, expertise and experience. The Audit Committee must have at least one member who qualifies as an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission.

3.    Service on Other Audit Committees.    No member of the Audit Committee may simultaneously serve on the Audit Committees of more than three public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to serve effectively on the Company’s Audit Committee.

B.	Statement of Purpose

1.    Oversight Responsibility.    The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (2) the performance of the internal audit function, (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the qualifications, independence and performance of the independent auditors, (4) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, and (5) the fulfillment of the other responsibilities set forth in this charter. The Audit Committee also will prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

2.    Other Matters.    It is not the role of the Audit Committee to plan or conduct audits, to guarantee the accuracy or quality of the Company’s financial statements or to determine that the financial statements are in accordance with generally accepted accounting principles and applicable laws and regulations. These are the responsibilities of management, the independent auditors and the internal auditors.

C.	Operation

1.    Open Communication.    The Audit Committee will maintain regular and open communication among the directors, the independent auditors, the internal auditors and management.

2.    Reports to the Board of Directors.    The Audit Committee will review with the Board of Directors any issues that arise within the scope of the oversight responsibility of the Board of Directors as described above, will report committee actions to the Board of Directors, and may make appropriate recommendations for action by the Board of Directors.

3.    Meetings.    The Audit Committee will establish a schedule of meetings to be held each year and may schedule additional meetings as required. In planning the annual schedule of meetings, the Audit Committee will ensure that sufficient opportunities exist for its members to meet separately, periodically, with the independent auditors and the head of internal audit (or internal audit service providers), without management present; to meet separately with management, without the independent auditors and the head of internal audit (or internal audit service providers) present; and to meet with only the Audit Committee members present.

4.    Quorum.    A quorum at any Committee meeting shall be a majority of its members present. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

5.    Procedures.    The Audit Committee may adopt such procedures relating to the conduct of its proceedings as are consistent with the Company’s corporate governance principles and as it otherwise deems appropriate.

6.    Access to Records, Advisors and Others.    The Audit Committee will have full authority (1) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (2) to retain independent legal, accounting or other advisors, as it determines to be necessary to carry out its duties, to advise the Audit Committee and (3) to request any officer or employee of the Company, the Company’s external counsel, the internal auditors or the independent auditors to attend meetings of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Audit Committee may retain advisors without seeking approval of such retention by the Board of Directors. The Company will provide appropriate funding, as determined by the Audit Committee, for payment of the compensation of the independent auditors and of any independent advisors retained by the Audit Committee, as well as ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

7.    Delegation.    The Audit Committee may delegate any of its responsibilities to a subcommittee composed of one or more members of the Audit Committee to the extent permitted by applicable law and listing standards.

8.    Performance Evaluation.    The Audit Committee will conduct an evaluation of its own performance on an annual basis.

D.	Responsibilities

The following will be the principal responsibilities of the Audit Committee:

1.    Engagement of Independent Auditors.    The Audit Committee will directly engage the independent auditors and directly oversee, evaluate and, where appropriate, replace the independent auditors. The independent auditors will report directly to the Audit Committee. Any engagement of the independent auditors by the Audit Committee may be subject to shareholder approval or ratification, as determined by the Board of Directors.

2.    Pre-Approval of Audit and Non-Audit Services.    The Audit Committee will approve in advance (1) all audit, review and attest services and all non-audit services provided to the Company by the independent auditors and (2) all fees payable by the Company to the independent auditors for such services, all as required by applicable law or listing standards.

3.    Independence of Independent Auditors.    The Audit Committee will consider matters relating to the independence of the independent auditors. The Audit Committee will ensure that the independent auditors submit, on a periodic basis, to the Audit Committee formal written statements delineating all relationships between the independent auditors and the Company, as required by the Independence Standards Board (or any successor body), will discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors’ independence and will take appropriate action in response to the independent auditors’ statements to satisfy itself of the independent auditors’ independence.

4.    Performance of Independent Auditors.    The Audit Committee will review the performance of the independent auditors annually. In connection with this evaluation, the Audit Committee will consult with management and will obtain and review a report by the independent auditors describing their internal control procedures, any material issues raised by their most recent internal quality control review or peer review (if applicable) or by any inquiry or investigation by governmental or professional authorities for the preceding five years, and the response of the independent auditors to any such review, inquiry or investigation, including any steps taken to deal with any such issues. The Audit Committee will consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis.

5.    Performance of Internal Auditors.    The Audit Committee will annually review the experience and qualifications of the senior members of the internal auditors and the quality control procedures of the internal auditors. If the internal audit services are outsourced, the Audit Committee will be responsible for the engagement, evaluation and termination of the internal audit service providers, and will approve fees paid to the internal audit service providers. As part of its responsibility to evaluate any internal audit service providers, the Audit Committee will review the quality control procedures applicable to the service providers. The Audit Committee also will obtain and review not less frequently than annually a report of the service providers addressing such service providers’ internal control procedures, any material issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years, and the response of such service providers to any such review, inquiry or investigation, including any steps taken to deal with any such issues.

6.    Audits.    The Audit Committee will discuss with the internal auditors or internal audit service providers and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Audit Committee will discuss with management, the internal auditors or internal audit service providers and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Audit Committee will review with management and the independent auditors management’s annual internal control report, including any attestation of such internal control report by the independent auditors. The Audit Committee will obtain and review periodic reviews from management and the internal auditors or internal audit service providers regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

7.    Review of Disclosure Controls and Procedures.    The Audit Committee will review with the chief executive officer, the chief financial officer and disclosure committee the Company’s disclosure controls and procedures and will review periodically, but no less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

8.    Consultation with Independent Auditors.    The Audit Committee will review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter. This review will address any difficulties encountered by the independent auditors in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, and any material adjustments to the financial statements recommended by the independent auditors, regardless of materiality. The Audit Committee and the independent auditors will also discuss the responsibilities, budget and staffing of the Company’s internal audit function.

9.    Review of Regulatory and Accounting Initiatives.    The Audit Committee will review with management and the independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

10.    Review of Annual SEC Filings.    The Audit Committee will review and discuss with management and the independent auditors the audited financial statements and the other financial information, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Audit Committee also will discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be communicated to the Audit Committee by the independent auditors under applicable law and auditing standards promulgated now or in the future as they relate to matters to be communicated. Based on such review and discussion, the Audit Committee will make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

11.    Review of Quarterly SEC Filings and Other Communications.    The Audit Committee will review and discuss with management and the independent auditors the quarterly financial information, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In connection with this review, the Audit Committee will discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with applicable law and auditing standards promulgated now or in the future as they relate to reviews of quarterly information. The Audit Committee also will discuss any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Audit Committee will discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, to the extent required by applicable law or listing standards.

12.    Proxy Statement Report.    The Audit Committee will prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

13.    Related Party Transactions.    The Audit Committee will review periodically, but no less frequently than annually, a summary of the Company’s transactions with directors and officers of the Company and with entities that employ directors, as well as any other material related-party transactions.

14.    Hiring Guidelines.    The Audit Committee will approve guidelines for the Company’s hiring of former employees of the independent auditors, which will meet the requirements of applicable law and listing standards.

15.    Establishment of Whistleblowing Procedures.    The Audit Committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

16.    Review of Legal and Regulatory Compliance.    The Audit Committee will periodically review with management, including the general counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s code of conduct and ethics. The Committee also will meet periodically and separately with the Company’s general counsel to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

17.    Other Responsibilities.    The Audit Committee also will carry out such other duties that may be delegated to it by the Board of Directors from time to time.

E.	Charter

1.    Annual Review.    The Audit Committee will review and reassess the adequacy of this charter on an annual basis.

2.    Inclusion in Proxy Statement.    The Audit Committee will cause a copy of the charter to be included in the Company’s annual proxy statement filed with the Securities and Exchange Commission as required by applicable law or regulation.

Adopted by the Board of Directors on February 26, 2003, amended on February 20, 2004, and amended and restated on February 8, 2006.

TREX COMPANY, INC.

160 EXETER DRIVE

WINCHESTER, VIRGINIA 22603-8605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TREX COMPANY, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2006 AT 9:00 A.M.

The undersigned appoints Paul D. Fletcher and William R. Gupp, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 20, 2006, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Trex Company, Inc. account online.

Access your Trex Company shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Trex Company now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.			THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS			2. To ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2006 fiscal year.	FOR	AGAINST	ABSTAIN
Nominees: 01 Anthony J. Cavanna 02 Frank H. Merlotti, Jr. 03 Patricia B. Robinson	FOR all nominees listed except as indicated ☐	WITHHOLD AUTHORITY to vote for all nominees ☐		☐	☐	☐

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Signature	Signature	Date

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/twp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.